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                                                                    EXHIBIT F-1


                                     ROPES & GRAY
                               ONE INTERNATIONAL PLACE
                          BOSTON, MASSACHUSETTS  02110-2624



                                              June 23, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

    We are counsel to Boston Edison Company ("Boston Edison") and its subsidiary, BEC Energy ("Holding Company"). We have examined Holding Company's Application on Form U-1 (File No. 1-2301) filed on June 23, 1997 with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act") (the "Application"), requesting an order of the Commission under the Act (i) approving the acquisition by Holding Company of all of the 49,944,397 outstanding and reserved shares of Common Stock, $1.00 par value, of Boston Edison (the "Boston Edison Shares") in connection with the proposed exchange of 49,944,397 Common Shares of Holding Company, $1.00 par value (the "Shares") for the Boston Edison Shares (the "Exchange") and (ii) granting Holding Company, and each of its subsidiary companies, and Boston Edison, and each of its subsidiary companies, upon consummation of such Exchange and reorganization, an exemption under Section 3(a)(1) of the Act from all provisions of the Act except Section 9(a)(2). The Exchange is to be effected by means of an Agreement and Plan of Exchange, dated as of March 25, 1997 (the "Plan"), between Boston Edison and Holding Company, a copy of which is included as an exhibit to the Application.

    Based upon our examination of the Application and such other instruments, documents and matters of law as we have deemed requisite, we are of the opinion that:

    1. Holding Company and Boston Edison have each been duly organized and are validly existing under the laws of The Commonwealth of Massachusetts, with full power and authority to own its properties and conduct its business as described in the Application. Boston Edison is qualified to do business as a foreign corporation in the state of Maine. To the best of our knowledge, neither Holding Company nor Boston Edison is qualified as a foreign corporation in any other jurisdiction and the natures of their respective operations are such that they are not required to be so qualified.

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    2.  Assuming the proposed Exchange is accomplished in accordance with the
Plan and as described in the Application: (i) all laws of The Commonwealth of Massachusetts applicable to the Exchange will have been complied with, (ii) the Shares will be legally issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights appertaining thereto set forth in the Amended and Restated Declaration of Trust of Holding Company, (iii) Holding Company will legally acquire the Boston Edison Shares; and (iv) the consummation of the transactions proposed in said Application will not violate the legal rights of the holders of any securities issued by Boston Edison or any associate company thereof.

    3. Holding Company is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of Holding Company. However, Holding Company's Amended and Restated Declaration of Trust disclaims shareholder liability for acts or obligations of Holding Company and requires that notice of such disclaimer be given in each agreement, obligation and instrument entered into or executed by Holding Company or its Trustees. The Amended and Restated Declaration of Trust provides for indemnification out of the property of Holding Company for all loss and expense of any shareholder held personally liable solely by his reason of being or having been a shareholder of Holding Company. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which Holding Company itself would be unable to meet its obligations.

    We hereby consent to the filing of this opinion as an exhibit to the Application.

                                  Very truly yours,

                                  /s/ ROPES & GRAY

                                  Ropes & Gray




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